Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Bank7 Corp. (the “Company”) on Form S-3 (File No. 333-280393, effective July 5, 2024) and Forms S-8 (File No. 333-227437, effective  September 20, 2018 and File No. 333-281717, effective August 22, 2024) of our reports dated March 12, 2025, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10‑K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Oklahoma City, Oklahoma
March 12, 2025